Exhibit 4.23

MEMORANDUM OF AGREEMENT

Dated: 23rd October 2024	1

(REGUS SHIPTRADE LIMITED), hereinafter called the “Sellers”, have agreed to sell, and	2

(DOMINA MARITIME LTD.), hereinafter called the “Buyers”, whose performance is guaranteed by GLOBUS MARITIME LIMITED (the “Performance Guarantor”) have agreed to buy:	3

Name of vessel: EOLOS G	4

IMO Number: 9623738	5

Classification Society: NK	6

Class Notation: NS*(CSR, BC-A, BC-XII, GRAB 20, PSPC-WBT, 1C)(ESP)(IWS)(PSCM)(IHM)(SOx(EGCS)) CHG, MPP, LSA, RCF, AFS, BWM	7

Year of Build: Builder/Yard: 2014 / TSUNEISHI HEAVY INDUSTRIES (CEBU) INC.	8

Flag: Marshall Islands Place of Registration: Majuro GT/NT: 43214 / 27444	9

hereinafter called the “Vessel”, on the following terms and conditions:	10

Definitions	11

“Banking Days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1(Purchase Price) and in the place of closing stipulated in Clause 8

(Documentation) and Greece, Switzerland and the USA.

12 13 14

“Buyers’ Nominated Flag State” means (Marshall Islands).	15

“Class" means the class notation referred to above.	16

“Classification Society" means the Society referred to above.	17

"Deposit" shall have the meaning given in Clause 2 (Deposit)	18

“~~Deposit Holder” means (state name and location of Deposit Holder) or, if left blank, the  Sellers’ Bank, which shall hold and release the Deposit in accordance with this Agreement.~~	19 20

“In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or telefax.	21 22

“Parties” means the Sellers and the Buyers.	23

“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).	24

“Sellers’ Account” means …………………………. (state details of bank account) at the Sellers’ Bank.	25

“Sellers’ Bank” means ……………………………………. (state name of bank, branch and details) or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.	26 27

1. Purchase Price	28

The Purchase Price is $26,500,000 (United States Dollars Twenty Six million Five hundred thousand only) (state currency and amount both in words and figures). The Purchase Price shall be paid to Sellers as follows:

a.      Ten (10)% (ten per cent) pursuant to Clause 2 (Deposit),

b.      $14,350,000 shall be paid to Sellers at Sellers’ Account upon delivery of the Vessel pursuant to the terms of this Agreement (Clause 5) and

c.      The remaining balance of the Purchase Price shall be paid in one lump sum payment without interest to Sellers at Sellers’ Account latest by the date falling one (1) year after the date of this Agreement.

29

1

2.

Deposit

As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of

10% (ten per cent) of the Purchase Price (the “Deposit”) ~~in an interest bearing account for the Parties~~ at Sellers’ Account ~~with the Deposit Holder~~ within three (3) Banking Days after the date that:

30 31 32 33 34

2

(i) this Agreement has been signed by the Parties and exchanged in original or by e-mail or telefax; ~~and~~

~~(ii) the Deposit Holder has confirmed in writing to the Parties that the account has been~~

~~opened.~~

~~The Deposit shall be released in accordance with joint written instructions of the Parties.~~

~~Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the~~

~~Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder~~

~~all necessary documentation to open and maintain the account without delay.~~

		35 36 37 38 39 40 41 42

3.	Payment	43
	~~On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of  Readiness has been given in accordance with Clause 5 (Time and place of delivery and  notices):~~ 	44 45 46

	~~(i) the Deposit shall be released to the Sellers; and~~ 	47

~~(ii) the balance of the Purchase Price and all other sums payable on delivery by the Buyers~~

~~to the Sellers under this Agreement shall be paid in full free of bank charges to the~~

~~Sellers’ Account.~~

Payment of the Purchase Price shall be made as follows:

a.      Ten (10)% (per cent) $2,650,000 in accordance with Clause 1 of this Agreement,

b.      $14,350,000 of the Purchase Price and sums payable to Sellers pursuant to Clause 7 of this Agreement shall be made on delivery of the Vessel, but no later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices) and

c.      The remaining balance of the Purchase Price shall be paid in accordance with Clause 1 of this Agreement.

		48 49 50

4.	Inspection	51

(a)* The Buyers have inspected and accepted the Vessel's classification records. ~~The Buyers~~

~~have also inspected the Vessel at/in (state place) on (state date) and have~~

~~accepted the Vessel following this inspection and the sale is outright and definite, subject only~~

~~to the terms and conditions of this Agreement.~~

The Buyers have waved inspection of the Vessel ~~and of the classification records of the Vessel~~. Thereby, the Buyers have accepted the Vessel and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

		52 53 54 55

	~~(b)* The Buyers shall have the right to inspect the Vessel's classification records and declare  whether same are accepted or not within (state date/period).~~ 	56 57

	~~The Sellers shall make the Vessel available for inspection at/in (state place/range) within  (state date/period).~~ 	58 59

	~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the  Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~ 	60 61

	~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~ 	62

	~~During the inspection, the Vessel's deck and engine log books shall be made available for  examination by the Buyers.~~ 	63 64

~~The sale shall become outright and definite, subject only to the terms and conditions of this~~

~~Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from~~

~~the Buyers within seventy-two (72) hours after completion of such inspection or after the~~

~~date/last day of the period stated in [Line 59], whichever is earlier.~~

		65 66 67 68

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~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of~~

~~the Vessel's classification records and/or of the Vessel not be received by the Sellers as~~

~~aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the~~

~~Buyers, whereafter this Agreement shall be null and void.~~

		69 70 71 72

	~~*4 (a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions,  alternative 4 (a) to apply.~~	73 74

5.	Time and place of delivery and notices	75
	(a)The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in Singapore/Japan range (~~state place/range~~) in the Sellers' option.	76 77

	Notice of Readiness shall not be tendered before: 15 November 2024 (date). The Buyers shall then be obliged to take delivery of the Vessel within three (3) Banking Days after the date of NOR.	78

4

	Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii)and 14): 31 December 2024	79

(b)The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with twenty (20), ten (10), five (5) and three (3) days’ notice of the date the

Sellers intend to tender Notice of Readiness and of the intended place of delivery.

		80 81 82

	When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.	83 84

(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the

Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3)

Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date.

If the Buyers have not declared their option within three (3) Banking Days of receipt of the

Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers'

notification shall be deemed to be the new Cancelling Date and shall be substituted for the

Cancelling Date stipulated in line 79.

		85 86 87 88 89 90 91 92 93 94

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.

		95 96 97

(d)Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14(Sellers’

Default) for the Vessel not being ready by the original Cancelling Date.

		98 99 100

(e)Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this Agreement shall be null and void. Without prejudice to the obligation of the Sellers to release and repay the Deposit to the Buyers on the relevant total loss date, the Buyers shall be entitled to claim an amount equal to the Deposit directly from the underwriters and the Sellers hereby assign in favour of the

Buyers their respective claim and without prejudice to the above assignment, the Sellers hereby authorise the

Buyers in the name and on behalf of the Sellers so to claim from the underwriters.

		101 102 103

6.	Drydocking/Divers Inspection	104
	(a)*	105
	(i)

The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the

Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this

Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s inspection as observer only without interfering with the work or decisions of the

Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning.

		106 107 108 109 110 111 112 113 114 115 116 117 118 119 120 121

	(ii)

If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then (1) unless repairs can be carried out afloat to the satisfaction of the Classification Society and the Buyers, the

Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line,

the extent of the inspection being in accordance with the Classification Society's rules (2)

such defects shall be made good by the Sellers at their cost and expense to the satisfaction of the Buyers and the Classification Society without condition/recommendation** and (3) the

		122 123 124 125 126 127 128 129

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Sellers shall pay for the underwater inspection and the Classification Society's attendance. The Sellers shall ensure that any warranty, of a period of at least three (3) months, in respect of such repairs is assignable and shall be assigned to the Buyers and the Sellers undertake to execute such documents as reasonably requested by the Buyers to evidence and perfect such assignment.

130 131

Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society,

whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2)

Banking Days from the imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair costs. The Sellers may not tender Notice of

Readiness prior to such estimate having been established.

132 133 134 135 136 137 138 139 140 141 142 143 144 145

(iii)

If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the

Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.

146 147 148 149 150 151 152 153

(b) *The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the

Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder,

propeller, bottom or other underwater parts below the deepest load line are found broken,

damaged or defective so as to affect the Vessel's class, such defects shall be made good at the

Sellers' cost and expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel’s class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees

154 155 156 157 158 159 160 161 162 163 164 165

(c) If the Vessel is drydocked pursuant to Clause 6 (a) (ii) or 6 (b) above	166

(i)

the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the

Classification Society without condition/recommendation**.

167 168 169 170 171 172 173 174 175 176 177 178

(ii)

The costs and expenses relating to the survey of the tailshaft system shall be borne by the

Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to effect the Vessel’s class, in which case the Sellers shall pay these costs and expenses.

179 180 181 182

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	(iii) The Buyers' representative(s) shall have the right to be present in the drydock, as observers only without interfering with the work or decisions of the Classification Society surveyor.	183 184 185

(iv)

The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Sellers' or the

Classification Society surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the

Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and expense. In the event that the Buyers' workrequires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or not.

186 187 188 189 190 191 192 193 194 195 196

	*6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.	197 198

	**Notes or memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account	199 200

7.	Spares, bunkers and other items	201

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including, ~~if any~~, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

202 203 204 205 206 207 208 209 210

	Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers’ and crew's personal belongings including the slop chest are excluded from the sale without compensation,	211 212 213

	Items on board which are on hire or owned by third partiesare included in the sale.	214 215

	Items on board at the time of inspection which are on hire or owned by third parties, not listed above, shall be replaced by the Sellers prior to delivery at their cost and expense.	216 217

	The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and pay either:	218 219

	(a) *For Bunkers, the actual net price (excluding barging expenses) as calculated based on PLATTS SINGAPORE, issued 2 banking days prior to tendering NOR. For Lubes, the actual net prices (excluding barging expenses), as evidenced by invoices.	220

	(b)  ~~INVOICE LUBES~~	221 222

	for the quantities taken over.	223

	Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.	224 225

"inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) or 4(b)

(Inspection), if applicable. If the Vessel is taken over without inspection, the date of this

Agreement shall be the relevant date.

226 227 228

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	*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.		229 230

8.	Documentation		231
	The place of closing to be nominated by Sellers.		232

	~~(a)~~ In exchange for payment of the Purchase Price pursuant to Clauses 1 and 3 ~~5~~ of this Agreement the Sellers shall provide the Buyers with the delivery documents to be nominated from Sellers to Buyers and to be listed into an Addendum of this Agreement, including however reasonable documentation to assist Buyers in the re-registration of the Vessel in their name.		233 234

	~~(i)~~

~~Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State,~~

~~transferring title of the Vessel and stating that the Vessel is free from all mortgages,~~

~~encumbrances and maritime liens or any other debts whatsoever, duly notarially attested~~

~~and legalised or apostilled, as required by the Buyers’ Nominated Flag State;~~

			235 236 237 238

	~~(ii)~~	~~Evidence that all necessary corporate, shareholder and other action has been taken by  the Sellers to authorise the execution, delivery and performance of this Agreement;~~ 	239 240

	~~(iii)~~

~~Power of Attorney of the Sellers appointing one or more representatives to act on behalf~~

~~of the Sellers in the performance of this Agreement, duly notarially attested and legalised~~

~~or apostilled (as appropriate);~~

			241 242 243

	~~(iv)~~

~~Certificate or Transcript of Registry issued by the competent authorities of the flag state~~

~~on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the~~

~~Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by~~

~~such authority to the closing meeting with the original to be sent to the Buyers as soon as~~

~~possible after delivery of the Vessel.~~

			244 245 246 247 248

	(v)

~~Declaration of Class or (depending on the Classification Society) a Class Maintenance~~

~~Certificate issued within three (3) Banking Days prior to delivery confirming that the~~

~~Vessel is in Class free of condition/recommendation.~~

			249 250 251

	(vi)

~~Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of~~

~~deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that~~

~~the registry does not as a matter of practice issue such documentation immediately, a~~

~~written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith~~

~~and provide a certificate or other official evidence of deletion to the Buyers promptly and~~

~~latest within four (4) weeks after the Purchase Price has been paid and the Vessel has~~

~~been delivered.~~

			252 253 254 255 256 257 258

	(vii)

~~A copy of the Vessel's Continuous Synopsis Record certifying the date on which the~~

~~Vessel ceased to be registered with the Vessel's registry, or, in the event that the registry~~

~~does not as a matter of practice issue such certificate immediately, a written undertaking~~

~~from the Sellers to provide the copy of this certificate promptly upon it being issued~~

~~together with evidence of submission by the Sellers of a duly executed Form 2 stating~~

~~the date on which the Vessel shall cease to be registered with the Vessel's registry.~~

			259 260 261 262 263 264

	(viii)	~~Commercial Invoice for the Vessel;~~ 	265

	(ix)	~~Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~ 	266

	(x)	~~A copy of the Sellers’ letter to their satellite communication provider cancelling the  Vessel’s communications contract which is to be sent immediately after delivery of the  Vessel;~~ 	267 268 269

	(xi)

~~Any such additional documents as may reasonably be required by the competent~~

~~authorities of the Buyers’ Nominated Flag State for the purpose of registering the Vessel,~~

~~provided the Buyers notify the Sellers of any such documents as soon as possible after the date of~~

~~this Agreement; and~~

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	~~(xii)~~	~~The Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not  black listed by any nation or international organisation.~~ 	274 275

	~~(b) At the time of delivery the Buyers shall provide the Sellers with:~~ 		276

	~~(i)~~	~~Evidence that all necessary corporate, shareholder and other action has been taken by  the Buyers to authorise the execution, delivery and performance of this Agreement; and~~ 	277 278

	~~(ii)~~

~~Power of Attorney of the Buyers appointing one or more representatives to act on behalf~~

~~of the Buyers in the performance of this Agreement, duly notarially attested and legalised~~

~~or apostilled (as appropriate).~~

			279 280 281

(b ~~c~~) If any of the documents to be listed in an Addendum ~~Sub-clauses (a) and (b) above~~ are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.

			282 283 284

(c d) The Parties shall to the extent possible exchange copies, drafts or samples of the documents to be listed in an Addendum ~~in Sub-clause (a) and Sub-clause (b) above~~ for review and comment by the other party not later than (state number of days),or if left blank, nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to

Clause 5(b) of this Agreement.

			285 286 287 288 289

(d e) Concurrent with the exchange of documents to be listed in an Addendum ~~in Sub-clauses (a) and (b) above~~, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the

Sellers are required to retain same, in which case the Buyers to have the right to take copies.

			290 291 292 293 294

(e ~~f~~) Other technical documentation which may be in the Sellers' possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.

			295 296 297

	(f ~~g~~) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.		298 299

9.	Encumbrances		300

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters,

encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the

Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

			301 302 303 304 305

10.	Taxes, fees and expenses		306

Any taxes, fees and expenses in connection with the purchase and registration in the Buyers'

Nominated Flag State shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

			307 308 309

11.	Condition on delivery		310

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

			311 312 313

However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of of this agreement, valid and unextended without condition/recommendation* by the Classification Society or the relevant authorities at the time of delivery.

			314 315 316 317 318 319

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"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) or

4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this

Agreement shall be the relevant date.

		320 321 322

	*Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.	323 324

12.	Name/markings	325
	Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel	326
	markings.	327

13.	Buyers' default	328

Should the Deposit not be lodged in accordance with Clause 2(Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

		329 330 331

Should the Purchase Price not be paid in accordance with Clause 3(Payment), the Sellers have the right to cancel this Agreement, in which case the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the

Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

		332 333 334 335 336

14.	Sellers' default	337

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the

Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this

Agreement the Deposit together with interest earned, if any, shall be released to them immediately.

		338 339 340 341 342 343 344 345

Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

		346 347 348 349

15.	Buyers' representatives	350
	After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense.	351 352 353

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The

Buyers and the Buyers’ representatives shall sign the Sellers' P&I Club’s standard letter of indemnity prior to their embarkation.

		354 355 356 357

16.	Law and Arbitration	358

(a) *This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in

London in accordance with the Arbitration Act 1996 or any statutory modification or re-

enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

		359 360 361 362

	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.	363 364 365

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and

		366 367 368

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stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.

		369 370 371 372 373 374 375

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

		376 377 378

~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the~~

~~United States Code and the substantive law (not including the choice of law rules) of the State~~

~~of New York and any dispute arising out of or in connection with this Agreement shall be~~

~~referred to three (3) persons at New York, one to be appointed by each of the parties hereto,~~

~~and the third by the two so chosen; their decision or that of any two of them shall be final, and~~

~~for the purposes of enforcing any award, judgment may be entered on an award by any court of~~

~~competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the~~

~~Society of Maritime Arbitrators, Inc.~~

		379 380 381 382 383 384 385 386

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the~~

~~arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the~~

~~Society of Maritime Arbitrators, Inc.~~

		387 388 389

~~(c)* This Agreement shall be governed by and construed in accordance with the laws of~~

~~(state place) and any dispute arising out of or in connection with this Agreement shall be~~

~~referred to arbitration at (state place),subject to the procedures applicable there.~~

		390 391 392

	*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply.	393 394

17.	Notices	395
	All notices to be provided under this Agreement shall be in writing.	396

	Contact details for recipients of notices are as follows:	397

	For the Buyers:	398

	For the Sellers:	399

18.	Entire Agreement	400

The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.

		401 402 403

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

		404 405 406

Any terms implied into this Agreement by any applicable statue or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

		407 408 409

11

19.

Epidemic Clause

The Sellers and Buyers understand and appreciate that the protection of crews from epidemic is very important. Both parties shall endeavour to take reasonable measures in relation to epidemic as may from time to time be recommended by the World Health Organization or any International organization applicable for crew.

As of signing this Agreement, nationality of the Sellers’ crew is Filippino, and the nationality of the Buyers intend to crew is Filippino. If either party wishes to change such nationality of crew prior to delivery, the party who wishes to change the nationality shall get consent from its counter party, which consent shall not unreasonably withheld.

The Sellers shall make the Vessel ready for delivery at the place suitable for crew change as of signing this Agreement. Upon Sellers notification of possible date and place of delivery the Buyers shall immediately arrange logistics and apply for quarantine and/or VISA procurement for their crew without undue delay. Sellers right for tendering NOR shall be suspended during the period reasonably required for logistics, quarantine and/or VISA procurement of Buyers’ crew, but the period of suspension shall not exceed 14 days. If, after signing this Agreement, places notified by the Sellers as intended place of delivery become quarantined area for epidemic applicable to nationality of the Sellers and/or the Buyers’ crew, the Sellers may, at their sole discretion; a) shift the Vessel at their time to a place within delivery range where is suitable for crew change and suitable for Underwater Inspection under Clause 20, in which case the cost for bunkers for shifting shall be equally shared by both parties, or, b) let the Vessel wait outside the intended place of delivery at their time for a certain period specified by local authority prior to entering, provided it is expected that the disembarkation and embarkation (and Underwater Inspection under Clause 20 if applicable) would become possible by letting the Vessel wait. If there is no place suitable for crew change within delivery range, the Vessel shall be delivered outside the delivery range which shall be mutually agreed in consideration of nationalities of both parties’ crew and Underwater Inspection under Clause 20, and the cost of bunker consumed for the shifting to be shared equally between the Sellers and the Buyers. In all cases the Cancelling Date shall be extended for time lost for the shifting and/or waiting.

Upon delivery of the Vessel, the Sellers deliver to the Buyers with a valid “Maritime Declaration of Health” (or equivalent documentation) signed by the Master, which shall include confirmation of no reported causes of epidemic and that all member of the crew are reasonably in good health.

The Buyers shall provide to the Sellers a Buyers’ following declaration letters

a.      None of Buyers’ crew boarding for familiarization is infected by epidemic, to be issued before boarding.

b.      None of rest of Buyers’ crew boarding the Vessel upon delivery is infected by epidemic, to be issued before boarding.

20.

Undertaking to indemnify

Buyers hereby irrevocably and unconditionally undertake to indemnify Sellers in full for any damages whatsoever sustained or to be sustained by Sellers in case of non payment punctually and in full of the part of the Purchase Price pursuant to Clause 1 c of this Agreement.

21.

Restricted person / countries

(a) In this Agreement, the following provisions shall apply where any sanction, prohibition or restriction is imposed on any specified persons, entities or bodies including the designation of any specified vessels or fleets under United Nations Resolutions or trade or economic sanctions, laws or regulation of the European

Union or United States of America.

(b) Buyers and Sellers each warrant at the date of entering into this Agreement and continuing until the

Buyers have paid the purchase price in full and taken possession of the Vessel on delivery by the Sellers:

(i)neither party is subject to any of the sanctions, prohibitions, restrictions or designation referred to in sub-

clause (a) which prohibit or render unlawful any performance under this Agreement'

(ii) the Sellers are selling and the Buyers are purchasing the Vessel as principals and not as agent. trustee or nominee of any person with whom transactions are prohibited or restricted under sub- clause (a);

(iii) the Sellers and the Buyers further warrant that the Vessel is not a designated vessel and is not and will not be chartered to any entity or transport any cargo contrary to the restrictions or prohibitions in sub-clause (a).

(c) If at any time during the performance of this Agreement either party becomes aware that the other party is in breach of warranty as aforesaid, the party not in breach shall comply with the laws and regulations of any

Government to which that party or the Vessel is subject and follow any orders or directions which may be given by any regulatory or administrative body. acting with powers to compel compliance. In the absence of any such orders, directions, laws or regulations, the party not in breach may terminate this agreement forthwith.

(d) Notwithstanding anything in this Clause to the contrary, Buyers and Sellers shall not be required to do anything which constitutes a violation of the laws and regulations of any State to which either of them is subject.

(e) Buyers and Sellers shall be liable to indemnify the other party against any and all claims, losses, damage,

costs and fines whatsoever suffered by the other party resulting from any breach of warranty as aforesaid.

For and on behalf of the Sellers	For and on behalf of the Buyers

/s/ Stratigis Bisylas________	/s/ Ioannis P. Koutsoukos ___
Name: Stratigis Bisylas	Name: Ioannis P. Koutsoukos
Title: Director	Title: President

12

PERFORMANCE GUARANTEE

Pursuant to the Memorandum of Agreement dated October 23, 2024, between Regus Shiptrade Limited as Sellers and Domina Maritime Ltd., as Buyers of m.v. "Eolos G" (IMO No 9623738) as per (the "Memorandum of Agreement")

The terms used in this Performance Guarantee have the meaning given to them in the Memorandum of Agreement.

Now, by way of the Performance Guarantee and in accordance with the terms of the Memorandum of Agreement, we hereby irrevocably and unconditionally guarantee to Sellers the totality of the obligations of Buyers to Sellers pursuant to the terms of the Memorandum of Agreement.

This Performance Guarantee shall be governed by English Law and any dispute hereunder shall be resolved in accordance with Clause 16 of the Memorandum of Agreement.

Signed by,

/s/ Olga Lambrianidou/
Olga Lambrianidou/ Secretary
Globus Maritime Limited
Performance Guarantor

ADDENDUM NO. 1

To the Memorandum of Agreement dated 23 October 2024
(as amended and supplemented from time to time the "MOA”.)
made between REGUS SHIPTRADE LIMITED (the "Sellers") and
DOMINA MARITIME LTD (the "Buyers" and together with the Sellers, hereinafter called the
"Parties")
for the sale of M/V Eolos G (the "Vessel")

It is hereby agreed between the Sellers and the Buyers as follows:-

This Addendum No. 1 is supplemental to the MOA. Words and expressions defined in the MOA shall have the same meanings when used herein.

A.	With reference to Clause 8 of the ΜOΑ and in exchange for the receipt of payment of the Vessel's second installment of the Purchase Price together with payment of all other sums payable to the Sellers by the Buyers under the ΜOΑ, the following delivery documents will be exchanged between the Sellers and the Buyers.

The place of documentary closing under the ΜOΑ to be Piraeus Greece.

B.	The Sellers shall deliver to the Buyers the following documents:
i.	Two (2) original "Bill of Sale" (in agreed form British Admiralty form no. 10A) for the Vessel in favor of the Buyers duly executed by the Sellers, legalized by apostille, that the Vessel is free from all charters, encumbrances, mortgages and maritime liens or any other debts and claims whatsoever.
ii.	Two (2) original Minutes of Meeting or Resolutions of the Board of Directors of the Sellers duly and legalized by apostille by I.R.l, approving and/or approving the sale of the Vessel to the Buyers and the terms of the ΜOΑ, any subsequent addenda thereto; approving terms and the signing of the escrow agreement and granting a Power of Attorney to the authorized representatives of the Sellers to execute the protocol of delivery and acceptance. to collect payment of the Purchase Price and all other sums payable to the Sellers by the Buyers under the MOA, and any and all other documents in connection with the sale of the Vessel to the Buyers and perform all necessary actions regarding the legal and physical delivery of the Vessel to the Buyers.
iii.	Two (2) original Power of Attorney of the Sellers, duly executed and legalized by apostille by I.R.I, in favor of the authorized representatives of the Sellers authorizing such persons to execute, sign and deliver any documents in connection with the sale of the Vessel to the Buyers, and to effect the Vessel's delivery; to accept payment of the Purchase Price and all other sums payable to the Sellers by the Buyers under the ΜOΑ, and to release the Deposit as provided in the MOA.
iv.	One (1) original Certificate of Good Standing of Sellers issued by the company's Registry of Marshall Islands, dated not earlier than five (5) Banking Days prior to the date of delivery.
v.	A certified (by a director or a lawyer) true copy of Sellers' Certificate and Articles of Incorporation.

vi.	One (1) electronic/scanned copy of the Certificate of Ownership and Encumbrances dated not more than five (5) Banking Days prior to delivery of the Vessel issued by the Vessel's Ship's Registry.
vii.	Permission to transfer issued by the Marshall Islands ship registry authorizing the transfer of the Vessel from the Sellers to the Buyers dated not more than five (5) Banking Days prior to the delivery of the Vessel.
viii.	Two (2) original Commercial invoices each relating to:
i.	the sale price of the vessel, containing a brief description of the Vessel and the Purchase Price; and
ii.	the sale of the bunkers, lubricating oils and greases remaining on board the Vessel at the time of delivery stating the quantities and unit prices.
ix.	Two (2) originals Protocol of Delivery and Acceptance stating the date and time of delivery of the Vessel to be signed by both the Sellers and the Buyers upon the Vessel's delivery.

C.	The Buyers shall deliver to the Sellers the following documents:-
i.	Two (2) original Buyers' Board of Directors resolutions, approving the purchase and the terms of the sale of the Vessel from the Sellers to Buyers, legalized by apposite.
ii.	Two (2) original Buyers' Power of Attorney, legalized by apostille.
iii.	One (1) certified true copy (by a Director of the Buyers or lawyer) of the Certificate of Incorporation and Articles of Incorporation.

D.	All documents shall be in the English Language or accompanied by an English translation.

E.	Save as expressly amended and/or supplemented by the terms of this Addendum No, 1, all other terms and condition of the MOA remain unaltered and in full force and effect.

F.	This Addendum No.1 shall be governed by and construed in accordance with English law and the relevant clause of the MOA applies hereto as if set out herein in full.

Date: 25th October 2024

THE SELLERS

/s/ Stratigis Bisylas________	/s/ Ioannis P. Koutsoukos ___
Name: Stratigis Bisylas	Name: Ioannis P. Koutsoukos
Title: Director	Title: President